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As filed with the Securities and Exchange Commission on November 30, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Abbott Laboratories
(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Abbott Laboratories	60064-6400
100 Abbott Park Road	(Zip Code)
Abbott Park, Illinois (Address of Principal Executive Offices)

Abbott Laboratories Non-Qualified Deferred Compensation Plan
(Full Title of the Plan)

Jose M. de Lasa
Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (847) 937-5200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Obligations	$20,000,000	N/A	$20,000,000	$4,780

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents are incorporated by reference in the registration statement:

  (a)
  The Registrant's Current Report on Form 8-K, dated January 16, 2001, filed as of January 18, 2001.

  (b)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed as of February 15, 2001.

  (c)
  The Registrant's Current Report on Form 8-K, dated March 2, 2001, filed as of March 16, 2001.

  (d)
  The Registrant's Current Report on Form 8-K, dated April 20, 2001, filed as of April 20, 2001.

  (e)
  The Registrant's Current Report on Form 8-K/A, dated March 2, 2001, filed as of May 14, 2001.

  (f)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed as of May 15, 2001.

  (g)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed as of August 14, 2001.

  (h)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed as of November 1, 2001.

  (i)
  The description of the Common Shares, no par value, contained in the Registrant's registration statements filed under the Securities Exchange Act of 1934 (File No. 1-2189), including any amendments or reports filed for the purpose of updating such descriptions.

  All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

  The Abbott Laboratories Non-Qualified Deferred Compensation Plan (the "Plan") provides designated Abbott employees ("Participants") with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the Plan follows (The official provisions of the Plan are contained in the Plan Document, which controls in the event of a discrepancy):

  (a)
  The Plan allows a Participant to defer a portion of his or her pre-tax salary and bonus. The amount deferred will be credited to that Participant's account, and adjusted to reflect investment results of reference investments selected by the Participant from among alternatives provided by Abbott.

  (b)
  Deferrals are eligible for partial matching contributions by Abbott.

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  (c)
  Benefits from the Plan may be received while the Participant is employed at Abbott or at retirement in a lump sum. Upon death, any such benefits not previously paid out will be paid to a designated beneficiary.

  (d)
  Each Participant is an unsecured general creditor of Abbott with respect to his or her own Plan benefits. Benefits are payable solely from Abbott's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation will be mingled with the general funds of Abbott and may therefore be subject to the rights of other creditors, including any lien or security interest.

  (e)
  Abbott reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

  (f)
  Abbott has appointed the Abbott Laboratories Employee Benefit Board of Review to assist in administering the Plan. The Board of Review has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding on all Participants.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

  Jose M. de Lasa, Esq., Senior Vice President, Secretary and General Counsel of the Registrant, whose opinion is included herewith as Exhibit 5, beneficially owned as of November 27, 2001, approximately 177,571 Common Shares of the Registrant (this amount includes approximately 1,733 shares held for the benefit of Mr. de Lasa in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan) and held options to acquire 539,885 Common Shares of which options to purchase 292,770 Common Shares are currently exercisable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Restated Article R-VI of the Registrant's Restated Articles of Incorporation provides that the Registrant shall, in the case of persons who are or were directors or officers of the Registrant, and may, as to certain other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The provisions of Article R-VI are applicable to all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he/she is entitled to indemnification.

  Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful.

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  In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorneys' fees) incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation.

  The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. The Registrant's directors and officers are insured under a directors and officers liability insurance policy maintained by the Registrant.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

  Not applicable.

Item 8.  EXHIBITS

  See Exhibit Index which is incorporated herein.

Item 9.  UNDERTAKINGS

  The Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to

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      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on November 29, 2001.

ABBOTT LABORATORIES
By:	/s/ MILES D. WHITE Miles D. White, Chairman of the Board and Chief Executive Officer

    Each person whose signature appears below constitutes and appoints Miles D. White and Jose M. de Lasa, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MILES D. WHITE Miles D. White	Chairman of the Board, Chief Executive Officer, and Director	November 29, 2001
/s/ JEFFREY M. LEIDEN Jeffrey M. Leiden	Executive Vice President, Pharmaceuticals, Chief Scientific Officer and Director	November 29, 2001
/s/ THOMAS C. FREYMAN Thomas C. Freyman	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	November 29, 2001
/s/ GREG W. LINDER Greg W. Linder	Vice President and Controller (Principal Accounting Officer)	November 29, 2001
/s/ ROXANNE S. AUSTIN Roxanne S. Austin	Director	November 29, 2001
/s/ H. LAURANCE FULLER H. Laurance Fuller	Director	November 29, 2001

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/s/ JACK M. GREENBERG Jack M. Greenberg	Director	November 29, 2001
/s/ DAVID A. JONES David A. Jones	Director	November 29, 2001
/s/ DAVID A. L. OWEN David A. L. Owen	Director	November 29, 2001
/s/ BOONE POWELL, JR. Boone Powell, Jr.	Director	November 29, 2001
/s/ A. BARRY RAND A. Barry Rand	Director	November 29, 2001
/s/ W. ANN REYNOLDS W. Ann Reynolds	Director	November 29, 2001
/s/ ROY S. ROBERTS Roy S. Roberts	Director	November 29, 2001
/s/ WILLIAM D. SMITHBURG William D. Smithburg	Director	November 29, 2001
/s/ JOHN R. WALTER John R. Walter	Director	November 29, 2001

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EXHIBIT INDEX

Exhibit No.	Description
4	Abbott Laboratories Non-Qualified Deferred Compensation Plan.
5	Opinion of Jose M. de Lasa.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Deloitte & Touche GmbH.
23.3	Consent of Ernst & Young.
23.4	Consent of Asahi & Co.
23.5	The consent of counsel, Jose M. de Lasa, in included in his opinion.
24	Power of Attorney is included on the signature page.

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PART II
  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTION OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX